Exhibit 10(d)
CORPORATE GUARANTY AGREEMENT

THIS CORPORATE GUARANTY AGREEMENT (this "Guaranty Agreement") is made as of the 19th day of December, 2003, by INTERSTATE BUSINESS CORPORATION, a Delaware corporation (the "Guarantor"), for the benefit of MERCANTILE MORTGAGE CORPORATION, a Maryland corporation (the "Lender").

RECITALS

WHEREAS, on July 26, 1999, Interstate General Company, L.P. (the "Borrower") entered into a loan and revolving line of credit facilities in the maximum principal amount of Ten Million Eight Hundred Forty Thousand Dollars ($10,840,000) which credit facilities have been increased pursuant to the modifications described below to Twelve Million Ninety Thousand Dollars ($12,090,000) (collectively, the "Loan") with the Lender in accordance with the terms of a Loan Agreement dated as of July 26, 1999, by and between the Borrower and the Lender (the "Loan Agreement") and the Borrower executed and delivered to the Lender a Promissory Note of even date with the Loan Agreement in the maximum principal amount of Ten Million Eight Hundred Forty Thousand Dollars ($10,840,000), with interest thereon as set forth therein (the "Note");

WHEREAS, the Note and the Working Capital Note (as hereinafter defined) is guaranteed, inter alia, by a Partnership Guaranty Agreement dated July 26, 1999, from Brandywine Investment Associates Limited Partnership ("Partnership Guarantor") for the benefit of Lender (the "Partnership Guaranty");

WHEREAS, the Partnership Guaranty, is secured by (among other things) an Indemnity Deed of Trust and Security Agreement dated July 26, 1999 from the Partnership Guarantor to the Trustees on behalf of the Lender, recorded among the Land Records of Prince George's County, Maryland as Deed Book 13254, Folio 552 (the "Partnership Deed of Trust");

WHEREAS, on July 26, 1999, the Borrower entered into a letter of credit facility in the maximum principal amount of Five Hundred Thousand Dollars ($500,000) in accordance with the terms of the Loan Agreement (the "Letter of Credit Facility");

WHEREAS, the Borrower executed and delivered to Lender a Demand Letter of Credit Note dated July 26, 1999 (the "Demand Letter of Credit Note") and Borrower and Partnership Guarantor executed an Indemnification Agreement dated July 26, 1999 (the "Indemnification Agreement");

WHEREAS, the Lender, the Borrower and the Partnership Guarantor entered into a First Modification Agreement dated as of August 16, 2002 (the "First Modification Agreement"), whereby the parties (i) reduced the maximum principal amount due under the Infrastructure Loan (as defined in the Loan Agreement) to Three Million Nine Hundred Forty Thousand Dollars ($3,940,000); (ii) increased the maximum principal amount of the Letter of Credit Facility to Two Million Five Hundred Thousand Dollars ($2,500,000); (iii) prohibited any further advances under the Townhouse Line (as defined in the Loan Agreement), except with respect to interest and property taxes; (iv) amended the Note by execution of the First Modification to Promissory Note dated August 16, 2002 by the Borrower and delivered to the Lender (the "First Modification to Note") and (v) made such other modification and executed such other documents as required therein.

WHEREAS, pursuant to the First Modification Agreement, the Lender and the Borrower entered into a First Modification to Demand Letter of Credit Note dated August 16, 2002 (the "First Modified Demand Letter of Credit Note") increasing the principal sum due under the Demand Letter of Credit Note to Two Million Five Hundred Thousand Dollars ($2,500,000) and along with James J. Wilson and the Partnership Guarantor, executed the Amended and Restated Indemnification Agreement dated August 16, 2002;

WHEREAS, Lender, the Borrower, Partnership Guarantor and James Wilson entered into a Second Modification Agreement dated August 29, 2003 ("Second Modification Agreement") whereby the parties (i) increased the Letter of Credit Facility by Two Million Dollars ($2,000,000) to a new maximum principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000); (ii) extended the term of the Infrastructure Loan, for a new maturity of July 25, 2005; (iii) increased the maximum principal amount under the Infrastructure Loan by Two Million Dollars ($2,000,000) to a new maximum principal amount of Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), and (iv) amended the Note by execution of the Second Modification to Promissory Note dated August 29, 2003 by the Borrower and delivered to the Lender (the "Second Modification to Note");

WHEREAS, pursuant to the Second Modification Agreement, the Lender and the Borrower entered into the Second Modification to Demand Letter of Credit Note ("Second Modification to Demand Letter of Credit Note") increasing the principal sum due under the Demand Letter of Credit Note to Four Million Five Hundred Thousand Dollars ($4,500,000) and along with James J. Wilson executed the Second Amended and Restated Indemnification Agreement, (the "Second Amended and Restated Indemnification Agreement" together with the Demand Letter of Credit Note, the First Modified Demand Letter of Credit Note, the Second Modified Demand Letter of Credit Note, and the "Third Amended and Restated Indemnification Agreement" (as defined below), are sometimes collectively referred to herein as the "Letter of Credit Documents").

WHEREAS, Borrower has requested inter alia, (a) a Two Hundred Fifty Thousand Dollars ($250,000) increase in the amount of the Infrastructure Loan to a maximum principal amount of Six Million One Hundred Ninety Thousand Dollars ($6,190,000) and (b) a working capital loan in the amount of Seven Million Six Hundred Thousand Dollars ($7,600,000) (the "Working Capital Loan");

WHEREAS, Lender has agreed to make the Working Capital Loan and increase the amount of the Infrastructure Loan provided that the Partnership Guarantor, Barbara Wilson and James J. Wilson (collectively, the "Personal Guarantor") and Guarantor guaranty all of Borrower's obligations under the Loan Documents and they have agreed to do so.

WHEREAS, the Note, as amended by the First Modification to Note, and the Loan Agreement, as amended by the First Modification Agreement and the Second Modification Agreement, the Partnership Guaranty, the Partnership Deed of Trust, this Guaranty, the Personal Guaranty (as defined below), that certain Promissory Note dated of even date herewith evidencing the Working Capital Loan (the "Working Capital Note"), the Letter of Credit Documents, together with all other documents, instruments and certificates executed in connection with the Loan and the Working Capital Loan are hereinafter collectively referred to as the "Loan Documents"; and

WHEREAS, the Guarantor will benefit from the availability of the Loan to the Borrower and is willing to give the guaranty requested so as to induce the Lender to make the Working Capital Loan available to the Borrower and increase the Infrastructure Loan.

NOW THEREFORE, in consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor gives the following guaranty of payment and of performance to the Lender on behalf of the Borrower.

Section 1. Representations and Warranties of the Guarantor. The Guarantor represents and warrants that:

(a) It has a financial interest in the Borrower and the assumption of its obligations and liabilities hereunder will result in substantial financial benefits to it;

(b) It has received copies of all documents referred to herein or otherwise relating to the Note and the Loan Documents, and this Guaranty Agreement is its binding obligation and is fully enforceable against it in accordance with its terms;

(c) There are (i) no provisions of any existing mortgage, indenture, contract or agreement binding on the Guarantor or affecting its property (other than any such agreements with the Lender), and (ii) to its knowledge no provision of law or order of court or of any administrative officer or administrative agency, binding upon it or its property, either of which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Guaranty Agreement or which would be in default or breached as a result of such execution, delivery or performance;

(d) To the Guarantor's knowledge, there has been no material adverse change in its financial position since the date of the Lender's Commitment (as defined in the Loan Agreement) and no such material adverse change is pending or threatened, except as otherwise disclosed to the Lender;

(e) To the Guarantor's knowledge, there are no proceedings pending, or so far as the Guarantor knows, threatened, before any court or administrative agency or officer which will adversely affect its financial position;

(f) The Guarantor is a corporation (i) validly existing in good standing under the laws of the State of Maryland, (ii) with the necessary power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by this Guaranty Agreement and the Loan Documents, (iii) which has duly authorized the execution and delivery of this Guaranty Agreement, the Loan Documents to which it is a party and the performance and observation of the terms, covenants, agreements and provisions thereof, and (iv) which will at all times perform all acts necessary to maintain its legal existence and continue its authority to act in accordance with the representations contained in this paragraph;

(g) To Guarantor's knowledge, all of the Guarantor's representations and those of the Borrower made in obtaining the Loan the Letter of Credit Facility and the Working Capital Loan from the Lender are true and correct and not knowingly misleading and the Guarantor agrees to indemnify the Lender from any loss or expense as a result of a breach of the foregoing warranty; and

(h) The execution of this Guaranty Agreement will not cause the Guarantor to be in breach of, in violation of, or constitute a material default under, the provisions of any mortgage, deed of trust, indenture, lease or other agreement to which Guarantor is a party or by which Guarantor is bound and will not conflict with, or result in the breach of, any permit, license, court judgment, decree order, statute, ordinance, rule or regulation of any governmental body to which Guarantor is subject or bound.

Section 2. Guaranty. The Guarantor hereby fully, absolutely, unconditionally and irrevocably guarantees to the Lender all of the following obligations (collectively referred to as the "Guaranteed Obligations"):

(a) the full and prompt payment (not merely the collection) of all amounts due with respect to the Note, and the observance and performance by the Borrower of all of the Borrower's obligations under the Loan Documents, including, but not limited to, the completion of the improvements described in the Loan Agreement;

(b) the full and prompt payment (not merely the collection) of all present and future liabilities and obligations of the Borrower to the Lender of every kind and description, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent or joint or several and the observance and performance by the Borrower of all of the Borrower's obligations with respect to the foregoing; and

(c) the payment of all expenses and charges (including all court costs and actual attorneys' fees) paid or incurred by the Lender in realizing upon any of the obligations guaranteed above or in enforcing any of the Loan Documents.

Section 3. Nature of the Guaranty. The guaranty of the Guarantor hereunder shall be direct and immediate and is one of payment and not just collection.

Section 4. Lender Need Not Pursue Against Borrower or Collateral. The Lender shall be under no obligation to pursue the Lender's rights against the Borrower or any of the Borrower's collateral or any mortgage, deed of trust, pledge agreement or any other instrument securing the Loan, the Working Capital Loan or the Letter of Credit Facility before pursuing the Lender's rights against the Guarantor.

Section 5. Rights of Lender to Deal with Borrower and Collateral. The Lender may without compromising, impairing, or in any way releasing the Guarantor from the Guarantor's obligations hereunder and without obtaining the prior approval of the Guarantor at any time or from time to time: (a) waive or excuse a default or defaults by the Borrower; (b) grant extensions of time for payment or performance by the Borrower; (c) release, substitute, or add collateral of the Borrower; (d) release the Borrower; and (e) modify, change or amend in any respect the Lender's agreement with the Borrower.

Section 6. Waivers by the Guarantor. The Guarantor waives (a) presentment and demand for payment of any sum due from the Borrower and protest of nonpayment; (b) notice of default by the Borrower; (c) demand for performance by the Borrower; and (d) any right to a jury trial in any action brought at any time or from time to time on this Guaranty Agreement or any other Loan Document.

Section 7. Liability of Guarantor Unaffected by Third Party Bankruptcy and Insolvency Proceeding. To the extent permitted by law, no modification, limitation or discharge of liability of the Borrower under any of the Loan Documents arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceedings for release of debtors under federal or state law shall affect the liability of the Guarantor hereunder in any manner whatsoever, and the Guarantor hereby waives all rights and benefits which might accrue to it by reason of any such proceeding.

Section 8. Covenants. The Guarantor hereby covenants and agrees:

(a) To promptly notify the Lender of any material adverse change in the financial condition of the Guarantor;

(b) To deliver to the Lender (i) in a form approved by the Lender within one hundred and twenty (120) days after the close of each fiscal year beginning with the fiscal year ending on December 31, 2003, a balance sheet for itself as of the close of such fiscal year and statements of income and retained earnings and source and application of funds for the year then ended, in a form reasonably acceptable to the Lender, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year (or containing a disclosure of the effect on financial position or results of operations of any change in the application of generally accepted accounting principles during the year), which financial reports may be prepared by an accountant employed by the Guarantor; provided, however, that if the Lender so requests, such financial reports shall be (A) prepared by a firm of independent certified public accountants acceptable to the Lender or (B) prepared by a firm of independent certified public accountants acceptable to the Lender and based upon an audit, and (ii) copies of the Guarantor's state and federal tax returns within ten (10) days after the same are filed;

(c) Upon obtaining knowledge thereof, promptly to give notice in writing to the Lender of any litigation, pending or threatened, and of any proceeding before any governmental or regulatory agency or officer which might have a material, adverse effect on its financial position (any suit or suits in which the amount in controversy is less than $10,000 in the aggregate being hereby deemed not to be material);

(d) To pay and discharge, or cause to be paid or discharged, all taxes, assessments and governmental charges or levies imposed upon any of the properties of the Guarantor, all claims for labor, supplies, rent and any other obligations, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any such properties; provided, however, that the Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim so long as the Lender has been given notice of the Guarantor's intention to institute any contest thereof and so long as, in the opinion of the Lender, (i) the payment is being diligently contested in good faith by appropriate proceedings, (ii) the security for the Guaranteed Obligations hereunder is not impaired, and (iii) the Guarantor has effectively stayed or prevented the sale of such properties;

(e) Not to sell or otherwise dispose, without prior written consent of the Lender, of any real property or other assets of the Guarantor except for sales or leases for a consideration approximately equal to fair market value or fair market rental or other fair and appropriate consideration;

(f) Not to encumber any part (or all) of the property pledged as collateral by the Loan Documents except for (i) liens for taxes not yet due and payable, (ii) encumbrances in favor of the Lender, and (iii) Permitted Encumbrances, as defined in the Loan Documents;

(g) Except for projects entered into in the ordinary course of business for the Borrower, not to, without the written consent of the Lender, either directly or by or through any other person or entity, (i) undertake to develop or construct any other real estate project, (ii) undertake to finance the development or construction of any other real estate project, or (iii) guarantee any obligation in connection with the development or construction of any other real estate project except for projects in which the Guarantor and/or Borrower are currently involved; and

(h) Not to, without the prior written consent of the Lender, incur, guarantee, or otherwise become primarily or contingently liable in connection with, either individually or together with the Borrower, new obligations in addition to (i) obligations that are not secured by real estate, (ii) in addition to obligations disclosed in the financial information provided to the Lender in connection with the Loan or (iii) obligations entered into in the ordinary course of business. Guarantor shall provide Lender with written notice of all new financial obligations that are secured by real estate.

Section 9. Events Authorizing Acceleration of Guaranty. Should any of the following Events of Default occur with respect to the Guarantor or with respect to the Borrower, the Lender may, in the Lender's sole and absolute discretion, immediately and without notice or demand accelerate and call due as to the Guarantor all Guaranteed Obligations: (a) the entry of a decree or order for relief by a court having jurisdiction against or with respect to the Guarantor or the Borrower in an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws ordering the liquidation of the Guarantor or the Borrower or a reorganization of the Guarantor or the Guarantor's business and affairs or of the Borrower or the Borrower's business and affairs or the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for the Guarantor or the Guarantor's property or for the Borrower or any of the Borrower's property and the failure to have such decree, order, or appointment discharged or dismissed within one hundred twenty (120) days from the date of entry; (b) the commencement by the Guarantor or the Borrower of a voluntary case under the federal bankruptcy laws or any state insolvency or similar laws or the consent by the Guarantor or the Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or similar official for the Guarantor or any of the Guarantor's property or for the Borrower or any of the Borrower's property or the making by the Guarantor or the Borrower of any assignment for the benefit of creditors; (c) the entry of a judgment in excess of $10,000 against the Guarantor or the Borrower and the failure to satisfy such judgment within thirty (30) days (either by payment or by the filing of a supersedeas bond) unless such judgment has been appealed in good faith and the legal effect of such appeal is to stay the obligation to satisfy such judgment until resolution of the appeal; (d) a default by the Borrower in payment or in performance of the Borrower's obligations under any of the Loan Documents (together with the expiration of any applicable grace period); (e) a default by the Guarantor in any of the terms or provisions of this Guaranty Agreement not specifically referred to in paragraphs (a) through (d) above; provided, however, that with respect to curable defaults only, the Guarantor shall have failed to cure the same within thirty (30) days following written notice from the Lender; (f) the occurrence of any Event of Default as defined in any of the Loan Documents; or (g) the occurrence of any Event of Default in connection with any other loans made by the Lender to the Borrower or the Guarantor or any other loans made by the Lender or Lender's affiliates to any person or entity guaranteed by the Borrower or the Guarantor.

Section 10. Confession of Judgment; Jurisdiction and Venue. At any time following the occurrence of any Event of Default hereunder, the Guarantor authorizes any attorney admitted to practice before any court of record in the United States to confess judgment on behalf of the Guarantor against the Guarantor, in the full amount due hereunder, plus attorneys' fees of not to exceed five percent (5%) of such amount. (This provision shall not limit the obligation of the Borrower or the Guarantor to pay all actual attorneys' fees incurred by the Lender.) In any action brought by the Lender under this Guaranty Agreement, Guarantor consents to the exercise of personal jurisdiction over it by the Courts of the State of Maryland and agrees that venue shall be proper in any County of the State of Maryland or in Baltimore City, or in the United States District Court for the District of Maryland, in addition to any other court where venue may be proper. The Guarantor waives and releases, to the extent permitted by law, all errors and all rights of exemption, appeal, stay of execution, inquisition and extension upon any levy on real estate or personal property to which the Guarantor may otherwise be entitled under the laws of the United States of America or of any State or Possession of the United States of America now in force or which may hereafter be passed, as well as the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon the Guarantor any right or privilege of exemption, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Guarantor shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by any judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as the Lender shall deem necessary or desirable, for all of which this Guaranty Agreement shall be sufficient warrant.

Section 11. Expenses of Collection. Should this Guaranty Agreement or any claim hereunder be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, the Guarantor shall pay all of the Lender's actual costs, fees (including actual attorneys' fees) and expenses resulting from such referral.

Section 12. Binding Nature. This Guaranty Agreement shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns, and shall be binding upon and enforceable against the Guarantor and the Guarantor's successors and assigns.

Section 13. Lender May Assign; Termination of Guaranty. This Guaranty Agreement may be assigned by the Lender, and shall terminate upon the performance by the Borrower and the Guarantor of all Guaranteed Obligations to the Lender's full and complete satisfaction as evidenced by a written confirmation from the Lender.

Section 14. Restrictions on Becoming a Creditor of the Borrower. The Guarantor hereby waives any claim, as that term is defined in the United States Bankruptcy Code, which the Guarantor might now have or might hereafter acquire against the Borrower, including, but not limited to, claims arising by way of subrogation, reimbursement, indemnity, exoneration, contribution, extensions of credit or equity contributions, it being the intent of the parties that the Guarantor shall not be a creditor of the Borrower under the United States Bankruptcy Code.

Section 15. Notices. All notices required or permitted hereunder shall be in writing and shall be personally delivered or mailed by certified or registered mail, return receipt requested, to the following addresses:

If to the Guarantor:

Interstate Business Corporation 222 Smallwood Village Center Waldorf, Maryland 20602 Attention: J. Michael Wilson

With a copy to:

Alfred Moses, Esquire Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004

If to the Lender:

Mercantile Mortgage Corporation 2 Hopkins Plaza Suite 900 Baltimore, Maryland 21201 Attention: Construction Loan Department

With a copy to:

Mark P. Keener, Esquire Gallagher, Evelius & Jones, LLP 218 North Charles Street - Suite 400 Baltimore, Maryland 21201-4033

Any party may change the address to which notices are to be sent by a writing directed to the other party in the manner aforesaid. Unless otherwise specifically provided, all notices hereunder delivered personally shall be deemed delivered upon such personal delivery, and all notices hereunder given by overnight delivery of mail, as aforesaid, shall be deemed delivered one (1) business day after deposited with an overnight delivery service or three (3) days after deposited in a United States Post Office, general or branch, or an official mail depository, maintained by the U.S. Postal Service, enclosed in a registered or certified prepaid wrapper addressed as above provided, except notice of change of address shall be deemed served when received.

In connection with the delivery of any notice as described herein, the party giving such notice agrees to use reasonable efforts to also send such notice by facsimile transmission; provided, however, that delivery of notice by facsimile transmission shall not be a requirement in order to give effective notice hereunder.

Section 16. Waiver. No waiver of any power, privilege, right or remedy (hereinafter collectively referred to as "Rights") hereunder shall be effective unless in writing. No delay on the part of the Lender in exercising any Rights hereunder, or under any other instrument executed by the Borrower or any other person in connection with the transaction (including the Loan Documents) shall operate as a waiver thereof, and no single or partial exercise of any such Rights shall preclude other or further exercise thereof, or the exercise of any other Rights. Waiver by the Lender of any default by the Borrower, the Guarantor or any other person shall not constitute a waiver of any subsequent defaults, but shall be restricted to the default so waived. If any provision or part of any provision of this Agreement shall be contrary to any law which the Lender might seek to apply or enforce, or should otherwise be defective, the other provisions, or parts of such provisions, of this Agreement shall not be affected thereby, but shall continue in full force and effect. All Rights of the Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all Rights given hereunder or in or by any other instruments or any laws now existing or hereafter enacted.

Section 17. Choice of Law. This Guaranty Agreement shall be construed, interpreted and enforced in accordance with the law of the State of Maryland.

Section 18. Tense, Gender, Captions. As used herein, the plural shall refer to and include the singular, and the singular, the plural and the use of any gender shall include and refer to any other gender as the context may require. All captions are solely for the purpose of convenience.

Section 19. Terms of Documents. The Guarantor has read the Loan Agreement and other Loan Documents and fully understands the terms thereof and the extent of its obligations in guaranteeing payment and performance by the Borrower and the Personal Guarantor thereunder.

IN WITNESS WHEREOF, and intending to be legally bound, the Guarantor has hereunto set its hand and seal as of the day and year first above written.

WITNESS:	GUARANTOR:

INTERSTATE BUSINESS CORPORATION

/s/	By:	/s/ (SEAL)
Cynthia L. Covey	Name: James M. Wilson Title: President

STATE OF MARYLAND, COUNTY/CITY OF CALVERT, to wit:

I HEREBY CERTIFY, that on this _19th_ day of December, 2003, before me, the undersigned Notary Public of the State of Maryland, in and for the County/City of Calvert, personally appeared J. Michael Wilson, known to me (or satisfactorily proved) to be the President of Interstate Business Corporation, who executed the foregoing Corporate Guaranty Agreement, and acknowledged that he executed the same in the capacity and for the purposes therein recited.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ (SEAL)
Elizabeth K. Clayton, Notary Public My commission expires: __November 1, 2006__